EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-133783 on Form S-3 and in Registration Statement No. 333-131930, No. 333-105160 and No. 333-102876, each on Form S-8, of our reports dated December 7, 2007, relating to the consolidated financial statements of Imperial Sugar Company, and the effectiveness of Imperial Sugar Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K of Imperial Sugar Company for the year ended September 30, 2007.

/s/ DELOITTE & TOUCHE, LLP

Houston, Texas

December 7, 2007